Exhibit 99.1

Armata Pharmaceuticals Announces $10 Million Secured Credit Agreement with Innoviva

Proceeds to be used to continue to advance development of Armata’s phage product candidates

LOS ANGELES, Calif., March 12, 2025 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a clinical-stage biotechnology company focused on the development of high-purity pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections, today announced that it has entered into a secured credit agreement with Innoviva Strategic Opportunities LLC, a wholly-owned subsidiary of Innoviva, Inc. (Nasdaq: INVA) (collectively, “Innoviva”), Armata’s largest shareholder. The gross proceeds to be received by the Company at closing are $10 million before deducting transaction-related expenses.

Proceeds from the new financing transaction will be used to advance the Company’s lead therapeutic phage candidates, including AP-PA02 and AP-SA02, which target infections caused by Pseudomonas aeruginosa and Staphylococcus aureus, respectively.

“Innoviva continues to be an instrumental partner to Armata in support of our mission, the clinical development of our two lead phage cocktails, AP-PA02 and AP-SA02, and our committed team,” stated Dr. Deborah Birx, Chief Executive Officer of Armata. “This financing will enable Armata to readout its Phase 1b/2a trial in acute Staphylococcus aureus bacteremia, which represents the first clinical trial for AP-SA02, and to prepare the Company for an end-of-Phase 2 meeting with the FDA in support of further clinical inquiry including a potential pivotal trial. I would like to thank the Innoviva team for their continued support. We are continuing to pursue additional sources of funding, including non-dilutive sources, to support our late-stage clinical trials.”

The secured credit agreement provides for a secured term loan facility in an aggregate amount of $10 million at an interest rate of 14.0% per annum with a maturity date of March 12, 2026.

The Company and Innoviva also entered into amendments to the three credit and security agreements previously entered into, in order to, among other things, extend the maturity dates under such agreements to March 12, 2026.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of high-purity pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage-specific cGMP manufacturing to support full commercialization.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; ability to staff and maintain its production facilities under fully compliant current Good Manufacturing Practices; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the SEC, including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 21, 2024, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

310-665-2928 x234

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569